Exhibit 99

[NSD Bancorp Logo]

FOR IMMEDIATE RELEASE	Contact: Andrew W. Hasley
September 2, 2003	412/956-3415

NSD BANCORP ANNOUNCES RESIGNATIONS

(Pittsburgh, PA)—NSD Bancorp, Inc. announced today that James P. Radick, the Company’s Senior Vice President, Treasurer and Chief Financial Officer, has submitted his resignation in order to pursue other business interests in the financial services industry. Mr. Radick’s resignation was effective as of August 29, 2003.

The Company also announced today that Lloyd G. Gibson, the President and Chief Executive Officer, of NSD Bancorp, Inc. has submitted his resignation in order to pursue other business interests in the financial services industry. Mr. Gibson’s resignation is effective immediately.

NSD Bancorp, Inc.’s Board of Directors is undertaking a search for qualified candidates for Chief Executive Officer and Chief Financial Officer. Mr. Andy Hasley, Executive Vice President and Chief Operating Officer, will temporarily assume the role of Chief Financial Officer and other management duties until such time as a qualified replacement is found.

NSD Bancorp, Inc. is the holding company for NorthSide Bank, which is a state-chartered, FDIC insured commercial bank with $515 million in assets as of June 30, 2003. The Pittsburgh-based community bank currently operates twelve branch offices serving the City of Pittsburgh and northern suburbs.

This press release may contain forward-looking statements as defined in the Private Securities Litigation reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the company’s financial services and products may not occur, changing economic, interest rate and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.

100 Federal Street    •    Pittsburgh, Pennsylvania 15212

Phone 412 231 6900    •    Fax 412 359 2673